Exhibit 99.1
PRESS RELEASE
REINSURANCE GROUP OF AMERICA REPORTS SECOND-QUARTER RESULTS;
INCREASES QUARTERLY DIVIDEND 50 PERCENT
•	Earnings per diluted share rose to $1.78 (net income) and $1.72 (operating income*)

•	Premiums up 13 percent to $1.8 billion

•	Operating return on equity* 13 percent for trailing 12 months

•	50 percent increase in dividend
ST. LOUIS, July 25, 2011 — Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported second-quarter net income of $132.9 million, or $1.78 per diluted share, compared to $127.0 million, or $1.70 per diluted share in the prior-year quarter. Operating income* totaled $128.0 million, or $1.72 per diluted share, compared to $121.9 million, or $1.63 per diluted share in the year-ago quarter.
For the first half of 2011, net income increased to $293.7 million, or $3.96 per diluted share, from $249.5 million, or $3.34 per diluted share, in the year-ago period. Operating income* totaled $246.8 million, or $3.33 per diluted share, compared with $214.9 million, or $2.88 per diluted share, in the prior-year period.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2011	2010	2011	2010
Net premiums	$1,788,676	$1,582,017	$3,524,806	$3,210,481
Net income	132,888	127,019	293,704	249,458
Net income per diluted share	1.78	1.70	3.96	3.34
Operating income*	128,001	121,899	246,828	214,907
Operating income per diluted share*	1.72	1.63	3.33	2.88
Book value per share	71.88	60.73
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	57.51	52.14
Total assets	30,659,277	27,220,606

*	See ‘Use of Non-GAAP Financial Measures’ below
For the quarter, consolidated net premiums increased 13 percent to $1,788.7 million from $1,582.0 million in the prior-year period. Net of the effects of changes in foreign currency exchange rates, net premiums increased 8 percent. Investment income rose 16 percent to $337.4 million from $291.7 million in the year-earlier quarter, including $19.9 million associated with an increase in the fair value of option contracts supporting equity-indexed annuities. The increase associated with these options contracts was largely offset by an increase in interest credited expense. Investment income was up 9 percent net of the effect of these option contracts. Average invested assets, excluding funds withheld, increased approximately $2.0 billion to $17.4 billion and average yields decreased 16 basis points to 5.35 percent quarter over quarter. The average investment yield in the first quarter of 2011 was also 5.35 percent. Net foreign currency fluctuations contributed $3.8 million, after taxes, to operating income, or $0.05 per diluted share.
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A. Greig Woodring, president and chief executive officer, commented, “Consolidated results were generally in line with our expectations, with strong contributions from our Canadian operations and some unfavorable claims experience in our international operations. Consolidated premium growth of 8 percent on an original currency basis was slightly below our expectations for the quarter. Capital, liquidity and investment positions remain strong and appropriately positioned. In May, we issued $400 million of senior notes and expect to use $200 million to fund the payment of senior notes that mature in December. We are committed to managing an efficient capital base. As with the past several quarters, investment impairments were not significant.
“Mortality experience can be volatile over short-term, quarterly periods due to normal statistical fluctuations, but evens out over longer-term horizons. Results this quarter reinforce the diversification benefits achieved through our geographic expansion. We generated an annualized operating return on equity of 12 percent this quarter, and 13 percent over the last 12 months. We continue to invest actively in business opportunities and are well-positioned to serve our clients in all major life reinsurance markets across the globe.
“We are also pleased to announce that the board of directors raised the quarterly dividend 50 percent to $0.18 per share from $0.12 per share.”
SEGMENT RESULTS
U.S.
The U.S. Traditional sub-segment reported pre-tax net income of $93.5 million for the quarter, compared with $98.8 million last year. Pre-tax operating income decreased to $93.3 million from $96.1 million in 2010. Income was adversely affected by higher-than-expected group disability claims, which are prone to quarterly volatility. We believe the current quarter experience reflects normal volatility. Segment-wide claims experience was in line with expectations with our large U.S. individual mortality block performing well. Net premiums were up 4 percent to $973.8 million from $933.2 million in the prior-year quarter.
The U.S. Asset Intensive business reported pre-tax income of $15.6 million compared with $17.6 million a year ago, including changes in the fair values of various free-standing and embedded derivatives. On an operating income basis, excluding the impact of those derivatives, pre-tax operating income increased to $20.0 million from $15.8 million a year ago, attributable primarily to improved spread-related performance associated with equity-indexed annuities.
The U.S. Financial Reinsurance business performed well this quarter and contributed $7.0 million of pre-tax income contrasted with $4.4 million last year, primarily due to increased fees from new business written in the second half of 2010 and first quarter of 2011.
Canada
Canadian operations reported pre-tax net income of $44.0 million compared with $33.7 million in the second quarter of 2010. Pre-tax operating income increased 27 percent to $41.9 million from $32.9 million in the prior-year period, reflecting better-than-expected mortality experience.
In addition, a stronger Canadian dollar relative to the second quarter of 2010 benefited pre-tax operating income by approximately $3.0 million. Premiums increased 18 percent to $209.7 million from $177.1 million last year. On a Canadian dollar basis, net premiums were up 11 percent.
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Asia Pacific
Asia Pacific reported pre-tax net income of $7.9 million compared with $23.8 million in the second quarter of 2010. Pre-tax operating income decreased to $8.2 million from $21.7 million a year ago. Adverse mortality experience in Australia, and to a lesser extent in Japan, hampered results. Foreign currency fluctuations added $0.6 million to the current period pre-tax operating result. Premiums increased 23 percent to $316.4 million from $256.9 million in the prior year. On a local currency basis, premiums were up 8 percent.
Europe & South Africa
Europe & South Africa pre-tax net income decreased to $16.2 million from $22.3 million in the year-ago quarter. Pre-tax operating income decreased to $15.5 million from $21.0 million last year primarily due to adverse mortality experience in the UK compared to favorable UK mortality experience a year ago. Adverse results in the UK were mostly offset by favorable results in other European markets and South Africa. Foreign currency fluctuations increased pre-tax operating income by $1.7 million. Net premiums totaled $283.0 million, up 35 percent from $209.9 million in the prior-year quarter. On a local currency basis, net premiums were up 23 percent this quarter.
Corporate and Other
Corporate and Other reported pre-tax net income of $16.1 million and pre-tax operating income of $7.4 million for the quarter. In the year-ago quarter, this segment reported a pre-tax net loss of $2.5 million and a pre-tax operating loss of $1.5 million. Current quarter results reflect higher investment income and investment related gains.
Dividend Declaration
The board of directors increased the quarterly dividend 50 percent, to $0.18 from $0.12, payable August 23 to shareholders of record as of August 4.
Earnings Conference Call
A conference call to discuss second-quarter results will begin at 9 a.m. Eastern Time on Tuesday, July 26. Interested parties may access the call by dialing 877-741-4253 (domestic) or 719-325-4784 (international). The access code is 8927514. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through August 3 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 8927514.
The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.
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Use of Non-GAAP Financial Measures
RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.
Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.
Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.
About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.7 trillion of life reinsurance in force, and assets of $30.7 billion.
Cautionary Statement Regarding Forward-looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
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Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including the failure or the perceived risk of failure to raise the statutory debt limit of the United States, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2010 Form 10-K.
Investor Contact
John W. Hayden
Senior Vice President — Controller and Investor Relations
(636) 736-7000
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2011	2010	2011	2010
GAAP net income	$132,888	$127,019	$293,704	$249,458
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(26,361)	(85,039)	(26,170)	(85,086)
Capital (gains) losses on funds withheld:
Included in investment income	(4,671)	(3,752)	3,156	(3,699)
Included in policy acquisition costs and other insurance expenses	1,165	505	(86)	452
Embedded derivatives:
Included in investment related (gains) losses, net	9,968	70,474	(70,105)	(13,900)
Included in interest credited	13,657	9,743	(3,731)	(4,831)
Included in policy acquisition costs and other insurance expenses	(1,348)	(977)	566	1,136
DAC offset, net	2,703	3,926	49,871	71,377
Gain on repurchase of collateral finance facility securities	—	—	(3,231)	—
Loss on retirement of Preferred Income Equity Redeemable Securities (“PIERS”)	—	—	2,854	—

Operating income	$128,001	$121,899	$246,828	$214,907

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2011	2010	2011	2010
Income before income taxes	$200,406	$198,072	$442,255	$391,387
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(40,152)	(130,697)	(39,053)	(130,326)
Capital (gains) losses on funds withheld:
Included in investment income	(7,185)	(5,772)	4,856	(5,690)
Included in policy acquisition costs and other insurance expenses	1,793	777	(132)	696
Embedded derivatives:
Included in investment related (gains) losses, net	15,335	108,422	(107,854)	(21,384)
Included in interest credited	21,011	14,990	(5,740)	(7,432)
Included in policy acquisition costs and other insurance expenses	(2,073)	(1,503)	871	1,747
DAC offset, net	4,158	6,041	76,725	109,810
Gain on repurchase of collateral finance facility securities	—	—	(4,971)	—
Loss on retirement of PIERS	—	—	4,391	—

Pre-tax operating income	$193,293	$190,330	$371,348	$338,808

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended June 30, 2011
		Capital		Change in
		(gains) losses,		value of		Pre-tax
	Pre-tax net	derivatives		embedded		operating
(Unaudited)	income	and other, net		derivatives, net		income
U.S. Operations:
Traditional	$93,546	$(205)		$—		$93,341
Asset Intensive	15,628	(8,377	)(1)	12,735	(2)	19,986
Financial Reinsurance	6,997	(7)		—		6,990

Total U.S.	116,171	(8,589)		12,735		120,317
Canada Operations	43,992	(2,135)		—		41,857
Europe & South Africa	16,241	(756)		—		15,485
Asia Pacific Operations	7,914	298		—		8,212
Corporate and Other	16,088	(8,666)		—		7,422

Consolidated	$200,406	$(19,848)		$12,735		$193,293

(1)	Asset Intensive is net of $25,696 DAC offset.

(2)	Asset Intensive is net of $(21,538) DAC offset.

	Three Months Ended June 30, 2010
		Capital		Change in		Pre-tax
	Pre-tax net	(gains) losses,		value of		operating
	income	derivatives		embedded		income
(Unaudited)	(loss)	and other, net		derivatives, net		(loss)
U.S. Operations:
Traditional	$98,814	$(2,721)		$—		$96,093
Asset Intensive	17,561	(17,441	)(1)	15,650	(2)	15,770
Financial Reinsurance	4,400	10		—		4,410

Total U.S.	120,775	(20,152)		15,650		116,273
Canada Operations	33,748	(815)		—		32,933
Europe & South Africa	22,326	(1,347)		—		20,979
Asia Pacific Operations	23,761	(2,077)		—		21,684
Corporate and Other	(2,538)	999		—		(1,539)

Consolidated	$198,072	$(23,392)		$15,650		$190,330

(1)	Asset Intensive is net of $112,300 DAC offset.

(2)	Asset Intensive is net of $(106,259) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

	Six Months Ended June 30, 2011
		Capital		Change in		Net (gain) loss
		(gains) losses,		value of		on repurchase	Pre-tax
	Pre-tax net	derivatives		embedded		and retirement	operating
(Unaudited)	income	and other, net		derivatives, net		of securities	income
U.S. Operations:
Traditional	$171,945	$(9,080)		$—		$—	$162,865
Asset Intensive	82,006	(2,241	)(1)	(39,010	)(2)	—	40,755
Financial Reinsurance	13,117	28		—		—	13,145

Total U.S.	267,068	(11,293)		(39,010)		—	216,765
Canada Operations	74,663	(6,524)		—		—	68,139
Europe & South Africa	42,560	(1,049)		—		—	41,511
Asia Pacific Operations	33,242	628		—		—	33,870
Corporate and Other	24,722	(13,079)		—		(580)	11,063

Consolidated	$442,255	$(31,317)		$(39,010)		$(580)	$371,348

(1)	Asset Intensive is net of $3,012 DAC offset.

(2)	Asset Intensive is net of $73,713 DAC offset.

	Six Months Ended June 30, 2010
		Capital		Change in
		(gains) losses,		value of		Pre-tax
	Pre-tax net	derivatives		embedded		operating
(Unaudited)	income	and other, net		derivatives, net		income
U.S. Operations:
Traditional	$162,639	$(5,569)		$—		$157,070
Asset Intensive	82,123	(28,249	)(1)	(21,558	)(2)	32,316
Financial Reinsurance	7,585	19		—		7,604

Total U.S.	252,347	(33,799)		(21,558)		196,990
Canada Operations	52,721	(3,770)		—		48,951
Europe & South Africa	32,983	(1,806)		—		31,177
Asia Pacific Operations	50,206	(1,957)		—		48,249
Corporate and Other	3,130	10,311		—		13,441

Consolidated	$391,387	$(31,021)		$(21,558)		$338,808

(1)	Asset Intensive is net of $104,299 DAC offset.

(2)	Asset Intensive is net of $5,511 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2011	2010	2011	2010
Diluted earnings per share from operating income	$1.72	$1.63	$3.33	$2.88

Earnings per share from net income:
Basic earnings per share	$1.80	$1.74	$3.99	$3.41
Diluted earnings per share	$1.78	$1.70	$3.96	$3.34

Weighted average number of common and common equivalent shares outstanding	74,530	74,721	74,184	74,650

	At or For the Six Months
	Ended June 30,
(Unaudited)	2011	2010
Treasury shares	5,062	210
Common shares outstanding	74,076	73,154
Book value per share outstanding	$71.88	$60.73
Book value per share outstanding, before impact of AOCI	$57.51	$52.14

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2011	2010	2011	2010
Revenues:
Net premiums	$1,788,676	$1,582,017	$3,524,806	$3,210,481
Investment income, net of related expenses	337,436	291,671	708,476	595,929
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(5,582)	(3,489)	(7,138)	(10,919)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	292	(139)	292	2,205
Other investment related gains (losses), net	32,678	26,620	157,854	162,891

Total investment related gains (losses), net	27,388	22,992	151,008	154,177
Other revenue	50,477	35,197	102,122	71,475

Total revenues	2,203,977	1,931,877	4,486,412	4,032,062

Benefits and expenses:
Claims and other policy benefits	1,520,013	1,307,239	2,989,462	2,682,419
Interest credited	96,196	79,169	202,259	136,103
Policy acquisition costs and other insurance expenses	261,282	237,149	592,435	603,451
Other operating expenses	97,161	83,147	203,311	174,346
Interest expense	25,818	25,141	50,387	40,590
Collateral finance facility expense	3,101	1,960	6,303	3,766

Total benefits and expenses	2,003,571	1,733,805	4,044,157	3,640,675

Income before income taxes	200,406	198,072	442,255	391,387
Income tax expense	67,518	71,053	148,551	141,929

Net income	$132,888	$127,019	$293,704	$249,458

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